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PricewaterhouseCoopers LLP
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Boston, MA 02110-9862

To the Shareholders and Trustees of Liberty Variable Investment Trust

In planning and performing our audits of the financial statements of Colonial Global Equity Fund, Variable Series; Colonial High Yield Securities Fund, Variable Series; Colonial International Fund for Growth, Variable Series; Colonial International Horizons Fund, Variable Series; Liberty Select Value Fund, Variable Series; Colonial Small Cap Value Fund, Variable Series; Colonial Strategic Income Fund, Variable Series; Colonial U.S. Growth & Income Fund, Variable Series; Liberty Value Fund, Variable Series; Crabbe Huson Real Estate Investment Fund, Variable Series; Liberty All-Star Equity Fund, Variable Series; Liberty Newport Japan Opportunities Fund, Variable Series; Liberty S&P 500 Index Fund, Variable Series; Newport Tiger Fund, Variable Series; Rydex Financial Services Fund, Variable Series; Rydex Health Care Fund, Variable Series; and Stein Roe Global Utilities Fund, Variable Series (the "Funds") (each a series of Liberty Variable Investment Trust) for the year ended December 31, 2000, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management and the Trustees of Liberty Variable Investment Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, MA
February 12, 2001